News Release

EXHIBIT 99.1

SM ENERGY REPORTS 2019 RESULTS AND 2020 OPERATING PLAN

DENVER, CO February 19, 2020 - SM Energy Company (the “Company”) (NYSE: SM) today announced operating and financial results for the fourth quarter and full year 2019, year-end reserves and the 2020 operating plan. Highlights include:

2019 Results:

•
Production beat. Fourth quarter 2019 production was 12.8 MMBoe (138.8 MBoe/d) at 48% oil, which exceeded the midpoint of fourth quarter guidance by 5% and was driven by 13% sequential growth in Midland Basin production. Full year 2019 production was 48.3 MMBoe (132.3 MBoe/d) at 45% oil.

•
Solid earnings, cash flows. Fourth quarter 2019 net loss was ($102.1) million; net cash provided by operating activities was $242.0 million; Adjusted EBITDAX was $286.2 million; and free cash flow was $68.8 million. Free cash flow for the second half of 2019 was $28.8 million. (Adjusted EBITDAX and free cash flow are non-GAAP measures defined and reconciled below.)

•
Capital on target. For the fourth quarter and full year 2019, costs incurred in oil and gas activities were $178.8 million and $1.04 billion, respectively, and total capital spend (a non-GAAP measure defined and reconciled below) was $184.9 million and $1.025 billion, respectively, in-line with expectations. Continued drilling and completion efficiencies during the fourth quarter allowed for more completions by year-end within the expected capital budget.

•
Net debt-to-Adjusted EBITDAX drops to 2.8 times. Full year 2019 cash provided by operating activities was $823.6 million and Adjusted EBITDAX was $993.4 million. Net debt at December 31, 2019 was $2.77 billion. (Net debt-to-Adjusted EBITDAX is a non-GAAP measure defined and reconciled below.)

•	Strong reserve adds. Net reserve additions before revisions for 2019 were 101.5 MMBoe. Year-end reserves were 462 MMBoe, 40% oil.

2020 Outlook:

•	Oil production growth of 5%-10%. This supports higher cash margins and cash flow.

•	Free cash flow. Nearly 20% lower capital budget year-over-year, at $825-850 million.

•	Improved net debt-to-Adjusted EBITDAX ratio. Free cash flow applied to absolute debt reduction.

President and Chief Executive Officer Jay Ottoson comments: “Our operations team delivered outstanding results throughout 2019, culminating in year-over-year Midland Basin production growth of 25% for both the fourth quarter and full year. We achieved a key milestone by generating free cash flow in the second half of the year, and we met or exceeded our objectives in every meaningful metric of our business, including top quartile industry benchmarks for environmental, health and safety performance. We were also successful in proving up additional investment opportunities on our existing acreage.

“This is an exciting time for our Company as we believe we are now on a positive trajectory of growing free cash flow and reducing debt, after a three-year program to transition our portfolio to top tier assets. Our 2020 operating plan prioritizes free cash flow and improved leverage metrics while positioning our Company to generate sustainable, moderate production growth within cash flow beyond 2020. Our organization and cost structure have been stream-lined to facilitate accomplishment of our strategic objectives, and our compensation plan design reinforces our focus on achieving high returns and outstanding safety and emissions performance. We believe that we are a premier operator of top tier assets, and that we will create differential value for our shareholders going forward.”

2019 IN REVIEW
MIDLAND BASIN - TOP TIER EXECUTION
During 2019, the Company’s continued focus on optimizing capital efficiency, operating costs and well performance in the Midland Basin led to top tier returns. Well performance supported production growth of 25% compared with planned growth of 20%. Capital efficiency is highlighted by 2019 average well costs of approximately $690 per lateral foot, supported by a 15% increase in lateral feet drilled per day and 47% increase in lateral feet completed per day, compared with 2018. Focus on operating costs delivered an average 2019 cash production margin of $36.45 per Boe in the Midland Basin (cash production margin is an operating metric that provides the region-specific cash operating margin before allocation of general and administrative expenses).
AUSTIN CHALK, SOUTH TEXAS - NEW RESULTS
During the fourth quarter, the Company brought on production an additional Austin Chalk test well with a completed 6,500 foot lateral that achieved a 30-day peak IP rate of 2,635 Boe/d 3-stream (61% oil) in the northern portion of the Company’s acreage position.  The five wells that the Company has completed to date in the Austin Chalk have averaged 30-day peak IP rates of 2,580 Boe/d with an average of 34% oil. Given the strong rates encountered to date, a capital program focused on the oilier Austin Chalk would be expected to deliver highly competitive returns.

FOURTH QUARTER AND FULL YEAR RESULTS
PRODUCTION BY REGION

	Fourth Quarter 2019			Full Year 2019
	Midland Basin	South Texas	Total	Midland Basin	South Texas	Total
Oil - MMBbl	5.8	0.4	6.2	20.5	1.3	21.9
Natural gas - Bcf	9.9	18.2	28.1	34.4	75.4	109.8
NGLs - MMBbl	nm	1.9	1.9	nm	8.1	8.1
Total - MMBoe	7.4	5.3	12.8	26.3	22.0	48.3
Total - MBoe/d	80.8	57.9	138.8	72.0	60.3	132.3
Note: Totals may not calculate due to rounding
Fourth quarter:

•
Midland Basin volumes were up 25% year-over-year and 13% sequentially, demonstrating continued strength in Midland Basin well performance. Total Company production was up 10% year-over-year, including flat production volumes in South Texas.

•	Total production was 48% oil reflecting substantial growth in the Midland Basin, as well as sequential growth in South Texas where certain new wells have higher oil content.

•
Higher than projected production resulted from better than expected well performance in both the Midland Basin and South Texas and additional well completions that came on-line late in the quarter, partially offset by certain shut-ins related to offset well completion activity and other impacts that slightly exceeded Company expectations.

REALIZED PRICES BY REGION
Fourth Quarter 2019:

	Midland Basin	South Texas	Totals Pre/Post-Hedge
Oil/$Bbl	$56.88	$45.03	$56.09/$55.22
Natural gas/$Mcf	2.62	2.32	2.42/2.75
NGLs/$Bbl	nm	17.84	17.84/23.93
Per Boe	$47.70	$17.69	$35.17/$36.38

Full Year 2019:

	Midland Basin	South Texas	Totals Pre/Post-Hedge
Oil/$Bbl	$54.52	$47.58	$54.10/$53.20
Natural gas/$Mcf	2.21	2.47	2.39/2.60
NGLs/$Bbl	nm	17.26	17.26/21.69
Per Boe	$45.51	$17.72	$32.84/$33.65
Fourth quarter:

•	Benchmark pricing for the quarter included NYMEX WTI at $56.96/Bbl, NYMEX Henry Hub natural gas at $2.50/MMBtu and Hart Composite NGLs at $21.96/Bbl.

•
The average realized price per Boe of $35.17 is before the effect of hedges. Including the effect of realized hedges, the average price was $36.38, resulting in approximately $15.4 million of realized net hedge gains for the quarter.

•	The Company’s Midland Basin average realized price per Boe is among the highest in the region, reflecting the high oil content of the Company’s production.
For additional regional detail on operating metrics, please see the accompanying 4Q19 Earnings and 2020 Operating Plan slide deck.
EARNINGS/NET LOSS, EARNINGS/LOSS PER SHARE AND NET CASH PROVIDED BY OPERATING ACTIVITIES
Full year 2019 GAAP net loss was ($187.0) million, or ($1.66) per diluted common share, and fourth quarter 2019 GAAP net loss was ($102.1) million, or ($0.90) per diluted common share. This compared with GAAP earnings in the prior year periods of $508.4 million, or $4.48 per diluted common share, and $309.7 million, or $2.73 per diluted common share, respectively.
Full year 2019 GAAP net cash provided by operating activities was $823.6 million, and fourth quarter 2019 GAAP net cash provided by operating activities was $242.0 million. This compared favorably with the prior year periods of $720.6 million and $179.5 million, respectively.

ADJUSTED EBITDAX, ADJUSTED NET INCOME AND NET-DEBT-TO- ADJUSTED EBITDAX
The following paragraphs discuss non-GAAP measures including Adjusted EBITDAX, adjusted net income (loss), adjusted net income (loss) per diluted common share and net debt-to-Adjusted EBITDAX. Please reference the definitions and reconciliations of these measures to the most directly comparable GAAP financial measures at the end of this release.
Full year Adjusted EBITDAX was $993.4 million, up 10% from $900.4 million in 2018. Fourth quarter Adjusted EBITDAX was $286.2 million up 37% from $209.2 million in the prior year period. The increase in Adjusted EBITDAX for the full year 2019 is predominantly driven by a 10% increase in total production that included 17% growth in oil production. Higher oil production, which carries a higher margin, supported a slightly increased cash operating margin per Boe (including the effects of hedges), despite significant declines in benchmark commodity prices in 2019 versus 2018 for each of oil, natural gas and NGLs. The significant increase in Adjusted EBITDAX for the fourth quarter 2019, compared with the prior year period, was similarly driven by a 13% increase in total production and a 22% increase in oil production.
Full year adjusted net loss was ($53.5) million and fourth quarter adjusted net loss was ($5.0) million. This compared to adjusted earnings of $3.3 million for full year 2018 and adjusted net loss of ($20.0) million in the fourth quarter of 2018. For the full year, the benefit of higher Adjusted EBITDAX was offset by higher depletion, depreciation, amortization and accretion expense, associated with both a higher per unit rate and higher production.
Leverage improved during 2019, ending the year with net-debt-to-Adjusted EBITDAX at 2.8 times.
FINANCIAL POSITION, LIQUIDITY, COSTS INCURRED AND TOTAL CAPITAL SPEND
On December 31, 2019, the outstanding principal amount of the Company’s long-term debt was $2.5 billion in senior notes, plus $172.5 million in senior convertible notes, plus $122.5 million drawn on the Company’s senior secured credit facility. The cash balance was approximately zero. Liquidity was $1.1 billion.
Costs incurred in oil and gas activities for the fourth quarter of 2019 was $178.8 million. Total capital spend (a non-GAAP measure defined and reconciled below) for the quarter was $184.9 million. For the full year 2019, costs incurred in oil and gas activities was $1.040 billion and total capital spend was $1.025 billion. During the fourth quarter, the Company drilled 33 net wells and completed 34 net wells, reflecting slightly accelerated timing on certain wells turned-in-line before year-end. For the full year, the Company drilled 124 net wells and completed 131 net wells.
PROVED RESERVES AT YEAR-END 2019
Proved reserves were 462 MMBoe with 40% oil, 44% natural gas and 16% NGLs. Reserves were 53% PD and 47% PUD.

•	Reserve additions through drilling and acquisitions net of dispositions were 101.5 MMBoe.

•	Oil reserves increased from 35% to 40% of total reserves, as higher oil content Midland Basin reserves increased year-over-year.

•
SEC pricing was $55.69 Bbl oil, $2.58 Mcf natural gas and $22.68 Bbl NGLs. Prices were down 15%, 17% and 32% for oil, gas and NGLs, respectively, from 2018 SEC pricing. Pricing revisions reduced year-end reserves by 70 MMBoe, almost entirely related to South Texas assets that are predominantly natural gas and NGLs.

MMBoe
Proved reserves year-end 2018	503.4
Reserve additions	98.4
Acquisitions net of divestitures	3.1
Net reserve additions before revisions	101.5
Revisions (5-year rule, price and performance)	(94.7)
Production	(48.3)
Proved reserves year-end 2019	462.0
Note: Total does not sum due to rounding

STANDARDIZED MEASURE AND PRE-TAX PV-10 AT YEAR-END 2019
The standardized measure of discounted future net cash flows from proved reserves was $4.1 billion at year-end 2019, down from $4.7 billion at year-end 2018. The decline in the standardized measure is primarily due to the reduction in SEC pricing used in the calculation for NGLs and natural gas, which were down 32% and 17% respectively. Pre-tax PV-10 is a non-GAAP measure (defined and reconciled at the end of this release) that considers the standardized measure calculation before the effect of taxes. Pre-tax PV10 was $4.4 billion at year-end 2019 compared with $5.1 billion at year-end 2018. The approximate $741 million decrease in pre-tax PV-10 reflects an $860 million decrease in the value of South Texas proved reserves due to the significant decline in SEC pricing year-over-year, specifically for natural gas and NGLs, partially offset by an $119 million increase in the value of Midland Basin proved reserves, despite a 15% decline in SEC oil pricing.
2020 OPERATING PLAN AND GUIDANCE
Discussion in this release of the 2020 operating plan and guidance include total capital spend, discretionary cash flow, free cash flow and net debt-to-Adjusted EBITDAX, which are non-GAAP measures. The Company is unable to provide reconciliations of these forward-looking measures because components of the calculations are inherently unpredictable (such as future expenditures to acquire properties, changes to current assets and liabilities) and estimating future GAAP measures with the precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort.
A key Company objective is generating profitable growth in cash flow from operations (a return metric tied to the Company’s long-term incentive plan).
2020 GOALS:
Consistent with long-term objectives

•	Generate positive full year free cash flow.

•	Reduce year-end net debt-to-Adjusted EBITDAX.
STRATEGIC PRIORITIES:

•	Allocate capital to further improve operating margins and cash flow, which the Company expects to be driven by growth in oil production.

•	Optimize total capital spend to generate moderate growth and deliver free cash flow. The 2020 plan reduces total capital spend by nearly 20% from 2019, moderating oil production growth to 5%-10%.

•	Continue to optimize well design to best manage capital and operating costs.

•	Maintain top quartile environmental, health and safety performance.

•	Continue efforts to increase inventory and inventory value through testing new intervals and optimizing spacing, drilling and completion designs.
KEY ASSUMPTIONS:

•	Price deck: $50.00 Bbl WTI; $2.20 MMBtu natural gas; $20.00 Bbl NGLs.

•
Hedging: currently approximately 80% of oil production at an average swap price of $58 Bbl WTI and collars at $55-63/Bbl WTI; and, approximately 35% of natural gas production. NGL hedges are by individual component of the barrel; refer to the accompanying slide deck for detail.

•	Total capital spend of approximately $825-850 million. Drilling and completion costs make-up approximately 90% of total capital spend.

◦
Midland Basin: Anticipate drilling approximately 80 net wells and completing approximately 85 net wells. Midland Basin activity will continue to co-develop zones and will include activity across the RockStar position as well as in Sweetie Peck.

◦
South Texas: Anticipate drilling approximately 16 net wells and completing approximately 9 net wells. Activity will be focused in higher oil content areas and in the Austin Chalk, which are expected to be economically competitive with the Midland Basin program.

GUIDANCE FULL YEAR 2020:

•	Production: 45-48 MMBoe or 123-131 MBoe/d; assumes ethane rejection for full year.

•	Oil growth and percentage of total production: approximately 50% oil production; up 5%-10% year-over-year.

•
Production costs: LOE $5.25-$5.50/Boe, which reflects increased oil production and planned workover activity; transportation $3.20-$3.45/Boe reflecting lower total South Texas natural gas volumes that carry higher per unit costs.

•	G&A: ~$125 million, which includes $4.0-$5.0 million non-recurring charges associated with the Company’s 2019 reorganization and approximately $20 million in non-cash charges.

•	Exploration/Capitalized overhead: ~$50 million.

•	DD&A: $18-$20/Boe.
GUIDANCE FIRST QUARTER 2020:

•	Production: 11.9-12.4 MMBoe or 131-136 MBoe/d.

•	Total capital spend: $180-$200 million.

•	Net completions: approximately 20 in the Midland Basin and one in South Texas.
UPCOMING EVENTS
EARNINGS Q&A WEBCAST AND CONFERENCE CALL
February 19, 2020 - In conjunction with the release, the Company posts to its website a pre-recorded webcast discussion, a written transcript of the webcast, and an associated IR presentation. Please visit ir.sm-energy.com.
February 20, 2020 - Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the fourth quarter and full year 2019 financial and operating results Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone at:

•	Live (conference ID 6836199) - Domestic toll free/International: 844-343-4183/647-689-5129

•	Replay (conference ID 6836199) - Domestic toll free/International: 800-585-8367/416-621-4642
The call replay will be available approximately one hour after the call and until February 27, 2020.
CONFERENCE PARTICIPATION

•
February 24, 2020 - JP Morgan Leveraged Finance Conference. Executive Vice President and Chief Financial Officer Wade Pursell will present at 2:40 p.m. Eastern time. The presentation will not be webcast. An investor presentation for this event will be posted to the Company’s website before market open on February 24, 2020.

•
March 3, 2020 - Credit Suisse 25th Annual Energy Summit. President and Chief Executive Officer Jay Ottoson will present at 8:05 a.m. Mountain time. The presentation will be webcast, accessible from the Company’s website and available for replay for a limited time. An investor presentation for this event will be posted to the Company’s website before market open on March 2, 2020.

DISCLOSURES
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words "assumes," "anticipate," "estimate," "expect," "forecast," "guidance," "implied," "plan," "project," "objectives," “outlook,” "target," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, guidance for the full year and first quarter 2020, including production volumes, oil production growth, operating and general and administrative costs, DD&A, and total capital spend; the Company’s 2020 strategic priorities, including: improved operating margins and cash flow, the allocation of capital across the Company’s assets, oil mix as a percentage of production, delivery of free cash flow, maintaining top quartile environmental, health and safety performance, and increasing inventory and inventory value; the Company’s 2020 goals, including: reducing leverage and generating full-year 2020 free cash flow; and the number of wells the Company plans to drill and complete. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
RESERVE DISCLOSURE
The SEC requires oil and natural gas companies, in their filings with the SEC, to disclose proved reserves, which are those quantities of oil, natural gas and NGLs, that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible-from a given date forward, from known reservoirs and under existing economic conditions (using the trailing 12-month average first-day-of-the-month prices), operating methods and government regulations-prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The SEC also permits the disclosure of separate estimates of probable or possible reserves that meet SEC definitions for such reserves; however, the Company currently does not disclose probable or possible reserves in its SEC filings.
Proved reserves attributable to the Company at December 31, 2019, are estimated utilizing SEC reserve recognition standards and pricing assumptions based on the trailing 12-month average first-day-of-the-month prices of $55.69 per Bbl of oil, $2.58 per MMBtu of natural gas, and $22.68 per Bbl of NGLs. At least 80% of the PV-10 of the Company’s estimate of its total proved reserves at December 31, 2019, was audited by Ryder Scott Company, L.P.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2019
Production Data
	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2019	2018	Percent Change	2019	2018	Percent Change
Realized sales price (before the effects of derivative settlements):
Oil (per Bbl)	$56.09	$49.29	14%	$54.10	$56.80	(5)%
Gas (per Mcf)	$2.42	$3.71	(35)%	$2.39	$3.43	(30)%
NGL (per Bbl)	$17.84	$24.01	(26)%	$17.26	$27.22	(37)%
Per Boe	$35.17	$34.74	1%	$32.84	$37.27	(12)%
Realized sales price (including the effects of derivative settlements):
Oil (per Bbl)	$55.22	$47.94	15%	$53.20	$53.13	—%
Gas (per Mcf)	$2.75	$3.01	(9)%	$2.60	$3.31	(21)%
NGL (per Bbl)	$23.93	$19.36	24%	$21.69	$20.44	6%
Equivalent (per Boe)	$36.38	$31.74	15%	$33.65	$34.18	(2)%
Net production volumes: (1)
Oil (MMBbls)	6.2	5.1	22%	21.9	18.8	17%
Gas (Bcf)	28.1	25.5	10%	109.8	103.2	6%
NGL (MMBbls)	1.9	2.0	(4)%	8.1	7.9	2%
MMBoe	12.8	11.3	13%	48.3	43.9	10%
Average net daily production: (1)
Oil (MBbls/d)	67.3	55.3	22%	59.9	51.4	17%
Gas (MMcf/d)	305.7	277.0	10%	300.8	282.7	6%
NGL (MBbls/d)	20.5	21.3	(4)%	22.2	21.8	2%
MBoe/d	138.8	122.8	13%	132.3	120.3	10%
Per Boe Data:
Realized price (before the effects of derivative settlements)	$35.17	$34.74	1%	$32.84	$37.27	(12)%
Lease operating expense	4.67	4.98	(6)%	4.67	4.74	(1)%
Transportation costs	3.46	4.19	(17)%	3.88	4.36	(11)%
Production taxes	1.48	1.19	24%	1.35	1.52	(11)%
Ad valorem tax expense	0.37	0.39	(5)%	0.48	0.48	—%
General and administrative (2)	2.92	2.69	8%	2.75	2.65	4%
Operating margin (before the effects of derivative settlements)	22.27	21.30	5%	19.71	23.52	(16)%
Derivative settlement gain (loss)	1.20	(3.00)	140%	0.81	(3.09)	126%
Operating margin (including the effects of derivative settlements)	$23.47	$18.30	28%	$20.52	$20.43	—%
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$17.91	$16.10	11%	$17.06	$15.15	13%
(1) Amounts and percentage changes may not calculate due to rounding.
(2) Includes non-cash stock-based compensation expense per Boe of $0.38 and $0.42 for the three months ended December 31, 2019, and 2018, respectively, and $0.41 and $0.42 for the twelve months ended December 31, 2019, and 2018, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2019
Consolidated Balance Sheets
(in thousands, except share data)	December 31,
ASSETS	2019	2018
Current assets:
Cash and cash equivalents	$10	$77,965
Accounts receivable	184,732	167,536
Derivative assets	55,184	175,130
Prepaid expenses and other	12,708	8,632
Total current assets	252,634	429,263
Property and equipment (successful efforts method):
Proved oil and gas properties	8,934,020	7,278,362
Accumulated depletion, depreciation, and amortization	(4,177,876)	(3,417,953)
Unproved oil and gas properties	1,005,887	1,581,401
Wells in progress	118,769	295,529
Other property and equipment, net of accumulated depreciation of $64,032 and $57,102, respectively	72,848	93,826
Total property and equipment, net	5,953,648	5,831,165
Noncurrent assets:
Derivative assets	20,624	58,499
Other noncurrent assets	65,326	33,935
Total noncurrent assets	85,950	92,434
Total assets	$6,292,232	$6,352,862
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$402,008	$403,199
Derivative liabilities	50,846	62,853
Other current liabilities	19,189	—
Total current liabilities	472,043	466,052
Noncurrent liabilities:
Revolving credit facility	122,500	—
Senior Notes, net of unamortized deferred financing costs	2,453,035	2,448,439
Senior Convertible Notes, net of unamortized discount and deferred financing costs	157,263	147,894
Asset retirement obligations	84,134	91,859
Deferred income taxes	189,386	223,278
Derivative liabilities	3,444	12,496
Other noncurrent liabilities	61,433	42,522
Total noncurrent liabilities	3,071,195	2,966,488
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 112,987,952 and 112,241,966 shares, respectively	1,130	1,122
Additional paid-in capital	1,791,596	1,765,738
Retained earnings	967,587	1,165,842
Accumulated other comprehensive loss	(11,319)	(12,380)
Total stockholders’ equity	2,748,994	2,920,322
Total liabilities and stockholders’ equity	$6,292,232	$6,352,862

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2019
Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Operating revenues and other income:
Oil, gas, and NGL production revenue	$449,001	$392,531	$1,585,750	$1,636,357
Net gain on divestiture activity	539	1,261	862	426,917
Other operating revenues	2,146	400	3,493	3,798
Total operating revenues and other income	451,686	394,192	1,590,105	2,067,072
Operating expenses:
Oil, gas, and NGL production expense	127,312	121,450	500,709	487,367
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	228,597	181,970	823,798	665,313
Exploration (1)	17,649	14,322	51,500	55,166
Impairment of oil and gas properties	8,750	23,274	33,842	49,889
General and administrative (1)	37,213	30,438	132,797	116,504
Net derivative (gain) loss (2)	101,002	(411,136)	97,539	(161,832)
Other operating expenses, net	19,466	4,109	19,888	18,328
Total operating expenses	539,989	(35,573)	1,660,073	1,230,735
Income (loss) from operations	(88,303)	429,765	(69,968)	836,337
Interest expense	(40,911)	(38,056)	(159,102)	(160,906)
Loss on extinguishment of debt	—	(18)	—	(26,740)
Other non-operating income (expense), net	(547)	69	(1,974)	3,086
Income (loss) before income taxes	(129,761)	391,760	(231,044)	651,777
Income tax (expense) benefit	27,706	(82,028)	44,043	(143,370)
Net income (loss)	$(102,055)	$309,732	$(187,001)	$508,407

Basic weighted-average common shares outstanding	112,847	112,138	112,544	111,912
Diluted weighted-average common shares outstanding	112,847	113,286	112,544	113,502
Basic net income (loss) per common share	$(0.90)	$2.76	$(1.66)	$4.54
Diluted net income (loss) per common share	$(0.90)	$2.73	$(1.66)	$4.48

(1) Non-cash stock-based compensation component included in:
Exploration expense	$724	$1,463	$4,505	$5,539
General and administrative expense	4,836	4,765	19,813	18,369
Total non-cash stock-based compensation	$5,560	$6,228	$24,318	$23,908

(2) The net derivative (gain) loss line item consists of the following:
Settlement (gain) loss	$(15,379)	$33,892	$(39,222)	$135,803
(Gain) loss on fair value changes	116,381	(445,028)	136,761	(297,635)
Total net derivative (gain) loss	$101,002	$(411,136)	$97,539	$(161,832)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2019
Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)			Additional Paid-in Capital		Accumulated Other Comprehensive Loss	Total Stockholders’ Equity

	Common Stock			Retained Earnings
	Shares	Amount
Balances, December 31, 2017	111,687,016	$1,117	$1,741,623	$665,657	$(13,789)	$2,394,608
Net income	—	—	—	508,407	—	508,407
Other comprehensive income	—	—	—	—	4,378	4,378
Cash dividends, $0.10 per share	—	—	—	(11,191)	—	(11,191)
Issuance of common stock under Employee Stock Purchase Plan	199,464	2	3,185	—	—	3,187
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	291,745	3	(2,978)	—	—	(2,975)
Stock-based compensation expense	63,741	—	23,908	—	—	23,908
Cumulative effect of accounting change	—	—	—	2,969	(2,969)	—
Balances, December 31, 2018	112,241,966	$1,122	$1,765,738	$1,165,842	$(12,380)	$2,920,322
Net loss	—	—	—	(187,001)	—	(187,001)
Other comprehensive income	—	—	—	—	1,061	1,061
Cash dividends declared, $0.10 per share	—	—	—	(11,254)	—	(11,254)
Issuance of common stock under Employee Stock Purchase Plan	314,868	3	3,206	—	—	3,209
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	334,399	4	(1,665)	—	—	(1,661)
Stock-based compensation expense	96,719	1	24,317	—	—	24,318
Balances, December 31, 2019	112,987,952	$1,130	$1,791,596	$967,587	$(11,319)	$2,748,994

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2019
Consolidated Statements of Cash Flows
(in thousands)	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$(102,055)	$309,732	$(187,001)	$508,407
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net gain on divestiture activity	(539)	(1,261)	(862)	(426,917)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	228,597	181,970	823,798	665,313
Impairment of oil and gas properties	8,750	23,274	33,842	49,889
Stock-based compensation expense	5,560	6,228	24,318	23,908
Net derivative (gain) loss	101,002	(411,136)	97,539	(161,832)
Derivative settlement gain (loss)	15,379	(33,892)	39,222	(135,803)
Amortization of debt discount and deferred financing costs	3,920	3,716	15,474	15,258
Loss on extinguishment of debt	—	18	—	26,740
Deferred income taxes	(28,215)	81,036	(41,835)	141,708
Other, net	4,511	2,371	2,220	287
Changes in current assets and liabilities:
Accounts receivable	(38,922)	13,709	(39,556)	(20,775)
Prepaid expenses and other	9,019	7,234	6,130	(729)
Accounts payable and accrued expenses	34,974	(3,547)	50,278	35,175
Net cash provided by operating activities	241,981	179,452	823,567	720,629

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	539	5,310	13,059	748,509
Capital expenditures	(235,127)	(270,600)	(1,023,769)	(1,303,188)
Acquisition of proved and unproved oil and gas properties	—	(8,684)	(2,581)	(33,255)
Net cash used in investing activities	(234,588)	(273,974)	(1,013,291)	(587,934)

Cash flows from financing activities:
Proceeds from credit facility	464,500	—	1,589,000	—
Repayment of credit facility	(471,000)	—	(1,466,500)	—
Net proceeds from Senior Notes	—	—	—	492,079
Cash paid to repurchase Senior Notes, including premium	—	(18)	—	(845,002)
Net proceeds from sale of common stock	1,250	1,306	3,209	3,187
Dividends paid	(5,642)	(5,607)	(11,254)	(11,191)
Other, net	(2)	—	(2,686)	(7,746)
Net cash provided by (used in) financing activities	(10,894)	(4,319)	111,769	(368,673)

Net change in cash, cash equivalents, and restricted cash	(3,501)	(98,841)	(77,955)	(235,978)
Cash, cash equivalents, and restricted cash at beginning of period	3,511	176,806	77,965	313,943
Cash, cash equivalents, and restricted cash at end of period	$10	$77,965	$10	$77,965

DEFINITIONS OF NON-GAAP MEASURES AS CALCULATED BY THE COMPANY
The following non-GAAP measures are presented in addition to financial statements as the Company believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and compare investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that the Company presents because management believes it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for development, exploration, acquisitions, and to service debt. Adjusted EBITDAX is also important as it is considered among financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company. Please reference the Company’s 2019 Form 10-K for discussion of the Credit Agreement and its covenants.
Adjusted net income (loss): Adjusted net income (loss) excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, gains and losses on extinguishment of debt, and accruals for non-recurring matters. Adjusted net income (loss) is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income (loss) attributable to common shareholders is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of upstream oil and gas companies.
Total capital spend: Total capital spend is calculated as costs incurred from oil and gas producing activities, less asset retirement obligations (“ARO”), capitalized interest and acquisitions. Total capital spend is presented because management believes that it provides useful information to investors in the analysis of SM Energy Company and is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry. Total capital spend should not be used in isolation or as a substitute to costs incurred or other capital spending measures prepared under GAAP.
Discretionary cash flow: Discretionary cash flow is calculated as net cash provided by operating activities excluding changes in current assets and current liabilities, and exploration expense (net of stock-based compensation expense). Exploration expense (net of stock-based compensation expense) is added back in the calculation because, for peer comparison purposes, this number is included in our total capital spend. The Company believes this measure is important to investors because it provides useful additional information to investors for analysis of the Company’s ability to generate cash to fund exploration and development, and to service indebtedness. In addition, management believes that discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of upstream oil and gas companies.
Free cash flow: Free cash flow is calculated as Discretionary cash flow (defined above) less Total capital spend (defined above). The Company believes that this is an important measure because it represents the cash from operations, in excess of capital expenditures, available to operate the Company and fund discretionary obligations.

Free cash flow yield: Free cash flow yield is calculated as Free cash flow (defined above) divided by market capitalization.
Net Debt: The total principal value of outstanding senior notes, senior convertible notes plus amounts drawn on the revolving credit facility (also referred to as total funded debt) less cash and cash equivalents. The Company presents this metric to help evaluate its capital structure and financial leverage and believes that it is widely used by professional research analysts, including credit analysts, and others in the evaluation of total leverage.
Net debt to Adjusted EBITDAX: Net debt to Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above). The Company presents this metric to show trends that investors may find useful in understanding the Company’s ability to service its debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. A variation of this calculation is a financial covenant under the Company’s Credit Agreement for its revolving credit facility beginning in the fourth quarter of 2018.
Pre-Tax PV-10: Pre-Tax PV-10 is the present value of estimated future revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, based on prices used in estimating the proved reserves and costs in effect as of the date indicated (unless such costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, or depreciation, depletion, and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies and from period to period. This measure is presented because management believes it provides useful information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that Pre-Tax PV-10 is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Pre-Tax PV-10 should not be considered in isolation or as a substitute for other measures prepared under GAAP.
FORWARD-LOOKING NON-GAAP MEASURES
The Company is unable to present a reconciliation of forward-looking Total Capital Spend because components of the calculation, such as potential acquisitions, are inherently unpredictable (such as future expenditures to acquire properties, changes to current assets and liabilities). Moreover, estimating the most directly comparable GAAP measures with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2019
Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliation of net income (loss) (GAAP) and net cash provided by operating activities (GAAP) to adjusted EBITDAX (non-GAAP)	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Net income (loss) (GAAP)	$(102,055)	$309,732	$(187,001)	$508,407
Interest expense	40,911	38,056	159,102	160,906
Income tax expense (benefit)	(27,706)	82,028	(44,043)	143,370
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	228,597	181,970	823,798	665,313
Exploration (2)	16,925	12,859	46,995	49,627
Impairment of oil and gas properties	8,750	23,274	33,842	49,889
Stock-based compensation expense	5,560	6,228	24,318	23,908
Net derivative (gain) loss	101,002	(411,136)	97,539	(161,832)
Derivative settlement gain (loss)	15,379	(33,892)	39,222	(135,803)
Net (gain) loss on divestiture activity	(539)	(1,261)	(862)	(426,917)
Loss on extinguishment of debt	—	18	—	26,740
Other, net	(648)	1,305	481	(3,214)
Adjusted EBITDAX (non-GAAP)	$286,176	$209,181	$993,391	$900,394
Interest expense	(40,911)	(38,056)	(159,102)	(160,906)
Income tax (expense) benefit	27,706	(82,028)	44,043	(143,370)
Exploration (2)	(16,925)	(12,859)	(46,995)	(49,627)
Amortization of debt discount and deferred financing costs	3,920	3,716	15,474	15,258
Deferred income taxes	(28,215)	81,036	(41,835)	141,708
Other, net	5,159	1,066	1,739	3,501
Changes in current assets and liabilities	5,071	17,396	16,852	13,671
Net cash provided by operating activities (GAAP)	$241,981	$179,452	$823,567	$720,629
(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the Company's accompanying consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2019
Adjusted Net Income (Loss) Reconciliation (1)
(in thousands, except per share data)

Reconciliation of net income (loss) (GAAP) to adjusted net income (loss) (non-GAAP):	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Net income (loss) (GAAP)	$(102,055)	$309,732	$(187,001)	$508,407
Total net derivative (gain) loss	101,002	(411,136)	97,539	(161,832)
Derivative settlement gain (loss)	15,379	(33,892)	39,222	(135,803)
Net gain on divestiture activity	(539)	(1,261)	(862)	(426,917)
Impairment of oil and gas properties	8,750	23,274	33,842	49,889
Loss on extinguishment of debt	—	18	—	26,740
Other, net (2)	(647)	1,901	700	2,777
Tax effect of adjustments (3)	(26,896)	91,378	(36,986)	139,997
Adjusted net income (loss) (non-GAAP)	$(5,006)	$(19,986)	$(53,546)	$3,258

Diluted net income (loss) per common share (GAAP)	$(0.90)	$2.73	$(1.66)	$4.48
Total net derivative (gain) loss	0.90	(3.63)	0.87	(1.43)
Derivative settlement gain (loss)	0.14	(0.30)	0.35	(1.20)
Net gain on divestiture activity	—	(0.01)	(0.01)	(3.76)
Impairment of oil and gas properties	0.08	0.21	0.30	0.44
Loss on extinguishment of debt	—	—	—	0.24
Other, net (2)	(0.01)	0.02	0.01	0.02
Tax effect of adjustments (3)	(0.25)	0.80	(0.34)	1.24
Adjusted net income (loss) per diluted common share (non-GAAP)	$(0.04)	$(0.18)	$(0.48)	$0.03

Basic weighted-average shares outstanding (GAAP)	112,847	112,138	112,544	111,912
Diluted weighted-average shares outstanding (GAAP)	112,847	113,286	112,544	113,502

Note: Amounts and percentage changes may not calculate due to rounding.

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) For the three month period ended December 31, 2019, the adjustment relates to impairments on materials inventory and other property, and the change in Net Profits Plan liability. For the twelve month period ended December 31, 2019, the adjustment relates to bad debt expense, impairments on materials inventory and other property, and the change in Net Profits Plan liability. For the three month period ended December 31, 2018, the adjustment relates to impairment on materials inventory, the change in Net Profits Plan liability, and bad debt expense. For the twelve month period ended December 31, 2018, the adjustment relates to impairment on materials inventory, the change in Net Profits Plan liability, bad debt expense and an accrual for a non-recurring matter. These items are included in other operating expenses, net on the Company's condensed consolidated statements of operations.

(3) The tax effect of adjustments for the three and twelve month periods ended December 31, 2019, and 2018, was calculated using a tax rate of 21.7%. This rate approximates the Company's statutory tax rate, as adjusted for ordinary permanent differences.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2019

Regional proved oil and gas reserve quantities

	Midland Basin	South Texas	Total
Year-end 2019 proved reserves
Oil (MMBbl)	167.5	16.6	184.1
Gas (Bcf)	398.8	824.4	1,223.2
NGL (MMBbl)	0.1	73.9	74.0
Total (MMBoe)	234.1	227.8	462.0
% Proved developed	49%	58%	53%
Note: Amounts may not calculate due to rounding.

Pre-Tax PV-10 Reconciliation (1)
(in millions)
	As of December 31,
Reconciliation of standardized measure (GAAP) to PV-10 (non-GAAP)	2019	2018
Standardized measure of discounted future net cash flows (GAAP):	$4,104.0	$4,654.4
Add: 10 percent annual discount, net of income taxes	2,955.3	3,847.1
Add: future undiscounted income taxes	579.8	1,012.2
Pre-tax undiscounted future net cash flows	7,639.1	9,513.7
Less: 10 percent annual discount without tax effect	(3,276.3)	(4,409.4)
Pre-Tax PV-10 (non-GAAP):	$4,362.8	$5,104.3

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.

Reconciliation of Net Debt (1)
(in thousands)
As of December 31, 2019
Senior Notes (principal value from Note 5 of Form 10-K)	$2,476,796
Senior Convertible Notes (principal value from Note 5 of Form 10-K)	172,500
Revolving credit facility	122,500
Total funded debt	2,771,796
Less: Cash and cash equivalents	(10)
Net Debt	$2,771,786

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2019

Discretionary Cash Flow Reconciliation (1)
(in millions)

Reconciliation of net cash provided by operating activities (GAAP) to discretionary cash flow (Non-GAAP)	For the Three Months Ended December 31, 2019	For the Twelve Months Ended December 31, 2019
Net cash provided by operating activities (GAAP):	$242.0	$823.6
Net change in working capital	(5.1)	(16.9)
Exploration (2)(3)	16.9	47.0
Discretionary cash flow (non-GAAP):	$253.7	$853.7
Note: Amounts may not calculate due to rounding.
(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Exploration expense is added back in the calculation of discretionary cash flow because, for peer comparison purposes, this number is included in our reported total capital spend.
(3) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

Total Capital Spend Reconciliation (1)
(in millions)

Reconciliation of costs incurred in oil & gas activities (GAAP) to total capital spend (non-GAAP)	For the Three Months Ended December 31, 2019	For the Twelve Months Ended December 31, 2019
Costs incurred in oil and gas activities (GAAP):	$178.8	$1,040.2
Asset retirement obligations	11.0	9.9
Capitalized interest	(4.4)	(18.5)
Proved property acquisitions (2)	—	0.3
Unproved property acquisitions (2)	—	(2.9)
Other	(0.5)	(3.9)
Total capital spend (non-GAAP):	$184.9	$1,025.1

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) The Company completed several non-monetary acreage trades in the Midland Basin during 2019 totaling $73.4 million of value attributed to the properties surrendered. This non-monetary consideration is not reflected in the costs incurred or capital spend amounts presented above.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2019

Discretionary Cash Flow Reconciliation (1)
(in millions)
	For the Year Ended	For the Six Months Ended
Reconciliation of net cash provided by operating activities (GAAP) to discretionary cash flow (Non-GAAP)	December 31, 2019	June 30, 2019	December 31, 2019
Net cash provided by operating activities (GAAP):	$823.6	$378.4	$445.2
Net change in working capital	(16.9)	(21.5)	4.6
Exploration (2)(3)	47.0	19.7	27.3
Discretionary cash flow (non-GAAP):	$853.7	$376.6	$477.1

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Exploration expense is added back in the calculation of discretionary cash flow because, for peer comparison purposes, this number is included in our reported total capital spend.
(3) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

Total Capital Spend Reconciliation (1)
(in millions)
	For the Year Ended	For the Six Months Ended
Reconciliation of costs incurred in oil & gas activities (GAAP) to total capital spend (non-GAAP)	December 31, 2019	June 30, 2019	December 31, 2019
Costs incurred in oil and gas activities (GAAP):	$1,040.2	$590.5	$449.7
Asset retirement obligations	9.9	(0.8)	10.7
Capitalized interest	(18.5)	(9.9)	(8.6)
Proved property acquisitions (2)	0.3	0.3	—
Unproved property acquisitions (2)	(2.9)	—	(2.9)
Other	(3.9)	(3.4)	(0.5)
Total capital spend (non-GAAP):	$1,025.1	$576.8	$448.3

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) The Company completed several non-monetary acreage trades in the Midland Basin during 2019 totaling $73.4 million of value attributed to the properties surrendered. This non-monetary consideration is not reflected in the costs incurred or capital spend amounts presented above.

Free Cash Flow and Free Cash Flow Yield (1)
(in millions)
	For the Three Months Ended	For the Six Months Ended
	December 31, 2019	December 31, 2019
Discretionary cash flow	$253.7	$477.1
Total capital spend	184.9	448.3
Free cash flow:	$68.8	$28.8

Market capitalization at 12/31/19	$1,270.0	$1,270.0
Free cash flow yield:	5%	2%
(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.